UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                    Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  547,125

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date

3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

Explanation of Responses:

         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, a New York general partnership ("FP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI" and together with the GRATs II, the "GRATs").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

         The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

         The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

         Each of the GRATs is a grantor retained annuity Trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT II. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT II. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT II. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT II. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of

Thomas Tisch GRAT VI. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT VI. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT VI. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT VI.


On February 26, 1999, FP purchased 190,000 shares of Common Stock (as defined below), bringing its total ownership to 1,638,500 shares of Common Stock. On March 5, 1999, the following transfers occurred (the "GRAT II Transfers"):

         1. FP distributed all of the shares of Common Stock it owned in equal shares of 409,625 each to the four trusts that are partners of FP;

         2. Each of the four trusts that are partners of FP distributed all of the 409,625 shares of Common Stock that it had received from FP to the Mr. Tisch who is the beneficiary of such trust;

         3. Each of the Messrs. Tisch contributed all of the 409,625 shares of Common Stock that he had received to the GRAT for which he is the grantor.

Between March 15, 1999 and March 30, 1999, FP purchased 731,000 shares of Common Stock (as defined below). On March 31, 1999, the following transfers occurred (the "GRAT VI Transfers"):

         1. FP distributed 550,000 shares of common stock, $0.025 par value per share, of Neurogen Corporation ("Common Stock") it owned in equal shares of 137,500 each to the four trusts that are partners of FP;

         2. Each of the four trusts that are partners of FP distributed all of the 137,500 shares of Common Stock that it had received from FP to the Mr. Tisch who is the beneficiary of such trust;

         3. Each of the Messrs. Tisch contributed all of the 137,500 shares of Common Stock that he had received to the GRAT VI for which he is the grantor.

         As a result of the GRAT VI Transfers, FP is the beneficial owner of 181,000 shares of Common Stock. Beneficial ownership of the shares of Common Stock previously held by FP and distributed to the GRATs is herein reported by the Messrs. Tisch and the GRATs.

         None of the GRAT Transfers was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

         Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRATs for which he is the Grantor.

         The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.



         [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Daniel R. Tisch
                    c/o Mentor Partners, LP
                    500 Park Avenue
                    New York, NY  10022

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  547,125

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    James S. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  547,125

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

     (See explanation to Form 3 of Thomas J. Tisch)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares

4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99

         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Andrew H. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  547,125

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Four-Fourteen Partners LLC
                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  300,000

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Thomas J. Tisch 1999 Annuity Trust II
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  409,625

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Daniel R. Tisch 1999 Annuity Trust II
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  409,625

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The James S. Tisch 1999 Annuity Trust II
                    c/o Thomas J. Tisch
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  409,625

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Andrew H. Tisch 1999 Annuity Trust II
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  409,625

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                       [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Andrew H. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  137,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Thomas J. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  137,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The James S. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  137,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The James S. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  137,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                    in Respect of Neurogen Corporation (NRGN)
                   Date of Event Requiring Statement: 3/31/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, A New York general Partnership ("TP");

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II");

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, FP, Andrew Tisch GRAT II, Daniel Tisch GRAT II, James Tisch GRAT II, Thomas Tisch GRAT II, Andrew Tisch GRAT VI, Daniel Tisch GRAT VI, James Tisch GRAT

VI, and Thomas Tisch GRAT VI are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Andrew H. Tisch 1999 Annuity Trust VI
                    c/o Mr. Barry Bloom
                    655 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/31/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Neurogen Corporation (NRGN)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ____ Director
                  ____ Officer (give title below)
                  _X__ 10% Owner
                  ____ Other (specify below)
                  _______________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/16/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.025 par value

2.   Amount of Securities Beneficially Owned

                  137,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


               Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options,
                            convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                                    SIGNATURE


        WITNESS, the signatures of the undersigned this 12th day of April 1999.

                                    FOUR-FOURTEEN PARTNERS, LLC

                                  By     /s/ Thomas J. Tisch
                                    --------------------------------------
                                         Thomas J. Tisch, Manager


                                         /s/ Andrew H. Tisch
                                    --------------------------------------
                                         Andrew H. Tisch


                                         /s/ Daniel R. Tisch
                                    --------------------------------------
                                         Daniel R. Tisch


                                         /s/ James S. Tisch
                                    --------------------------------------
                                         James S. Tisch


                                         /s/ Thomas J. Tisch
                                    --------------------------------------
                                         Thomas J. Tisch


                                  THE ANDREW H. TISCH 1999 ANNUITY TRUST II

                                  By     /s/ Daniel R. Tisch
                                    --------------------------------------
                                         Daniel R. Tisch, Trustee


                                  THE DANIEL R. TISCH 1999 ANNUITY TRUST II

                                  By     /s/ James S. Tisch
                                    --------------------------------------
                                         James S. Tisch, Trustee

                                  THE JAMES S. TISCH 1999 ANNUITY TRUST II

                                  By     /s/ Thomas J. Tisch
                                    --------------------------------------
                                         Thomas J. Tisch, Trustee


                                  THE THOMAS J. TISCH 1999 ANNUITY TRUST II

                                  By     /s/ Andrew H. Tisch
                                    --------------------------------------
                                         Andrew H. Tisch, Trustee


                                  THE ANDREW H. TISCH 1999 ANNUITY TRUST VI

                                  By     /s/ Daniel T. Tisch
                                    --------------------------------------
                                         Daniel R. Tisch, Trustee


                                  THE DANIEL R. TISCH 1999 ANNUITY TRUST VI

                                  By     /s/ James S. Tisch
                                    --------------------------------------
                                         James S. Tisch, Trustee


                                  THE JAMES S. TISCH 1999 ANNUITY TRUST VI

                                   By     /s/ Thomas J. Tisch
                                    --------------------------------------
                                          Thomas J. Tisch, Trustee


                                   THE THOMAS J. TISCH 1999 ANNUITY TRUST VI

                                   By     /s/ Andrew H. Tisch
                                    --------------------------------------
                                          Andrew H. Tisch, Trustee